                       AGREEMENT FOR INVENTORY FINANCING


This AGREEMENT FOR INVENTORY FINANCING (as amended, supplemented or otherwise modified from time to time, this "Agreement") amends and restates that Agreement for Wholesale Financing dated August 27, 1991 (as amended from time to time, the "AWF") and is hereby made this 20 day of September, 1996, by and between IBM
                              ----
CREDIT CORPORATION, a Delaware corporation with a place of business at 1500 Riveredge Parkway, Atlanta, Georgia 30328 ("IBM Credit"), and COMPUCOM SYSTEMS, INC, a Delaware corporation with a place of business at 10100 North Central Expressway, Dallas, Texas 75231 ("Customer").

                              W I T N E S S E T H
                              - - - - - - - - - -

  WHEREAS, IBM Credit and Customer are parties to that certain AWF pursuant to which IBM Credit finances Customer's acquisition of inventory and equipment;

  WHEREAS, in the course of Customer's operations, Customer intends to purchase from Persons approved in writing by IBM Credit for the purposes of this Agreement (the "Authorized Suppliers") computer hardware and software products manufactured or distributed by or bearing any trademark or trade name of such Authorized Suppliers for distribution throughout the United States (the "Products") (as of the date hereof the Authorized Suppliers are as set forth on Attachment E hereto);

  WHEREAS, Customer has agreed to utilize IBM Credit to finance its purchase of Products from such Authorized Suppliers and IBM Credit is willing to provide such financing to Customer subject to the terms and conditions set forth in this Agreement.

  NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the AWF is hereby amended and restated in its entirety as follows:

Section 1.  DEFINITIONS; ATTACHMENTS

1.1 Special Definitions. The following terms shall have the following respective meaning in this Agreement:

"Advance": any loan or other extension of credit by IBM Credit to, or on behalf of, Customer pursuant to this Agreement including, without limitation, Product Advances.

"Affiliate": with respect to the Customer, any Person, excluding Teknowlogy, Inc., International Micronet Systems, Inc. ("IMS"),
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PC Service Source, Inc., Safeguard Scientifics, Inc. and ClientLink, Inc.,
meeting one of the following: (i) at least 10% of such Person's equity is owned, directly or indirectly, by Customer; (ii) at least 10% of Customer's equity is owned, directly or indirectly, by such Person; or (iii) at least 10% of Customer's equity and at least 10% of such Person's equity is owned, directly or indirectly, by the same Person or Persons. All of Customer's officers, directors, joint venturers, and partners shall also be deemed to be Affiliates of Customer for purposes of this Agreement .

"Agreement":  as defined in the caption.

"Auditors": Customer will use KPMG Peat, Marwick to audit its accounting records or another nationally recognized firm of independent certified public accountants as agreed to in writing by IBM Credit.

"Average Daily Balance": the sum of the Outstanding Product Advances as of the end of each day during a calendar month, divided by the number of days in the calendar month.

"Business Day": any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are generally closed or on which IBM Credit is closed.

"Closing Date": the date on which the conditions precedent to the effectiveness of this Agreement set forth in Section 5.1 hereof are satisfied or waived in writing by IBM Credit.

"Code":  the Internal Revenue Code of 1986, as amended or any successor statute.

"Collateral":  as defined in Section 4.1.

"Collateral Management Report": a report to be delivered by Customer to IBM Credit from time to time, as provided herein, signed by the Treasurer or Controller of Customer in the form of Attachment F hereto, detailing and certifying, at a minimum:

     (i) all IBM Credit Inventory (as defined in Section 4.1) in Customer's actual possession as of the last day of the immediately preceding month excluding any inventory on rent or lease ("Inventory Report"). The Inventory Report will indicate model number, Customer's corresponding item identification number, the quantity in Customer's possession, the unit cost reflecting the original purchase price, and the extended cost which is the product of the unit cost multiplied by the quantity. A total of extended costs will also be indicated;


(ii) all IBM Credit Inventory which has been shipped by

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     an Authorized Supplier, but not received as of the last day of the immediately preceding month ("In-Transit Inventory") by invoice number, purchase order number, shipment date and total dollar amount of each invoice; and

     (iii) a "Monthly Collateralization Report" indicating the current Outstanding Product Advances owed by Customer to IBM Credit and the aggregate wholesale invoice price of the inventory financed by IBM Credit that is in Customer's possession and any Shortfall Amount as of a specified date.

"Common Due Date": (1) the fifth day of a calendar month if the Product Financing Period expires on the first through tenth of such calendar month; (2) the fifteenth day of a calendar month if the Product Financing Period expires on the eleventh through twentieth of such calendar month; and (3) the twenty-fifth day of a calendar month if the Product Financing Period expires on the twenty-first through the last day of such calendar month.

"Compliance Certificate":  a certificate substantially in the form of Attachment
C.

"Credit Line":  as defined in Section 2.1.

"Customer":  as defined in the caption.

"Default": either (1) an Event of Default or (2) any event or condition which, but for the requirement that notice be given or time lapse or both, would be an Event of Default.

"Delinquency Fee Rate":  as defined on Attachment A.

"Environmental Laws": all statutes, laws, judicial decisions, regulations, ordinances, and other governmental restrictions relating to pollution, the protection of the environment, occupational health and safety, or to emissions, discharges or release of pollutants, contaminants, hazardous substances or wastes into the environment.

"Environmental Liability": any claim, demand, obligation, cause of action, allegation, order, violation, injury, judgment, penalty or fine, cost or expense, resulting from the violation or alleged violation of any Environmental Laws or the imposition of any Lien pursuant to any Environmental Laws.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended, or any successor statutes.

"Event of Default":  as defined in Section 9.1.

"Financial Statements": the consolidated and balance sheets, statements of operations, statements of cash flows and statements of changes

                                       3
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of changes in shareholder's equity of Customer and its Subsidiaries for the period specified, prepared in accordance with GAAP and consistent with prior practices.

"Floor Plan Lender": any Person who now or hereinafter provides inventory financing to Customer, provided that such Person executes an Intercreditor Agreement (as defined in Section 5.1 of this Agreement) or a subordination agreement with IBM Credit in form and substance satisfactory to IBM Credit.

"Free Financing Period": for each Product Advance, the period, if any, in which IBM Credit does not charge Customer a financing charge. IBM Credit shall calculate the Customer's Free Financing Period utilizing a methodology that is consistent with the methodologies used for similarly situated customers of IBM Credit. The Customer understands that IBM Credit may not offer or may cease to offer a Free Financing Period for the Customer's purchases of Products.

"GAAP": generally accepted accounting principles in the United States as in effect from time to time.

"Governmental Authority": any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

"Hazardous Substances": all substances, wastes or materials, to the extent subject to regulation as "hazardous substances" or "hazardous waste" under any Environmental Laws.

"IBM Credit":  as defined in the caption.

"Indebtedness": with respect to any Person, (1) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (2) all obligations of such Person under capital leases, (3) all obligations of such Person in respect of letters of credit, banker's acceptances or similar obligations issued or created for the account of such Person, (4) liabilities arising under any interest rate protection, future, option swap, cap or hedge agreement or arrangement under which such Person is a party or beneficiary, (5) all obligations under guaranties of such Person and (6) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

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

"Investment": with respect to any Person (the "Investor"), (1) any investment by the Investor in any other Person, whether by means of share purchase, capital contribution, purchase or other acquisition of a partnership or joint venture interest, loan, time deposit, demand deposit or otherwise, and (2) any guaranty by the Investor of any Indebtedness or other obligation of any other Person.

"Lien(s)": any lien, claim, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

"Material Adverse Effect": a material adverse effect (1) on the business, operations, results of operations, assets, or financial condition of the Customer, (2) on the aggregate value of the Collateral or the aggregate amount which IBM Credit would be likely to receive (after giving consideration to reasonably likely delays in payment and reasonable costs of enforcement) in the liquidation of such Collateral to recover the Obligations in full, or (3) on the rights and remedies of IBM Credit under this Agreement.

"Obligations": all covenants, agreements, warranties, duties, representations, loans, advances, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Customer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reasonable expenses, indemnities, liabilities and Indebtedness of any kind and nature whatsoever now or hereafter arising, owing, due or payable from Customer to IBM Credit.

"Other Documents": all security agreements, mortgages, leases, instruments, documents, guarantees, schedules of assignment, contracts and similar agreements executed by Customer and delivered to IBM Credit, pursuant to this Agreement or otherwise, and all amendments, supplements and other modifications to the foregoing from time to time.

"Other Charges":  as set forth in Attachment A.

"Outstanding Advances": at any time of determination, the sum of (1) the unpaid principal amount of all Advances made by IBM Credit under this Agreement; and
(2) any finance charge, fee, expense or other amount related to Advances charged to Customer's account with IBM Credit.

"Outstanding Product Advances": at any time of determination, the sum of (1) the unpaid principal amount of all Product

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

Advances made by IBM Credit under this Agreement; and (2) any finance charge, fee, expense or other amount related to Product Advances charged to Customer's account with IBM Credit.

"Payment Dates": the fifth, fifteenth and twenty-fifth day of each calendar month.

"Permitted Indebtedness": any of the following:

(1)  Indebtedness to IBM Credit;

(2)  Indebtedness described in Section VII of Attachment B;

(3)  Indebtedness to any Floor Plan Lender;

(4)  Purchase Money Indebtedness;

(5)  guaranties in favor of IBM Credit; and

(6) for Customer's subsidiary, CSI Funding, Inc., transactions under that certain Receivables Purchase Agreement dated April 1, 1996 (as amended, supplemented or otherwise modified from time to time) and that certain Transfer and Administration Agreement dated April 1, 1996 (as amended, supplemented or otherwise modified from time to time) subject to Section 8.13 of this Agreement.

(7) other Indebtedness consented to by IBM Credit in writing prior to incurring such Indebtedness.

"Permitted Liens":  any of the following:

(1) Liens which are the subject of an Intercreditor Agreement, in effect from time to time between IBM Credit and any other secured creditor;

(2)  Purchase Money Security Interests;

(3)  Liens described in Section I of Attachment B;

(4) Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect;

(5)  attachment or judgment Liens individually or in the

                                       6
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aggregate not in excess of Two Million Dollars ($2,000,000.) (exclusive of (A)
any amounts that are duly bonded to the satisfaction of IBM Credit or (B) any amount fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full);

(6) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Customer;

(7) extensions and renewals of the foregoing permitted Liens; provided that (A) the aggregate amount of such extended or renewed Liens do not exceed the original principal amount of the Indebtedness for which it secures, (B) such Liens do not extend to any property other than property already previously subject to the Lien and (C) such extended or renewed Liens are on terms and conditions no more restrictive than the terms and conditions of the Liens being extended or renewed;

(8) Liens arising from deposits or pledges to secure bids, tenders, contracts, leases, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the Customer's business;

(9) Liens for taxes, assessments or governmental charges not delinquent or being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required in order to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect;

(10) Liens arising out of deposits in connection with workers' compensation, unemployment insurance or other social security or similar legislation;

(11)  Liens arising pursuant to this Agreement; and

(12) other Liens consented to by IBM Credit in writing prior to incurring such Lien.

"Person": any individual, association, firm, corporation, partnership, trust, unincorporated organization or other entity whatsoever.

"Policies": all policies of insurance required to be maintained by Customer under this Agreement or any of the Other Documents.

"Prime Rate":  as of the date of determination, the average of

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the rates of interest announced by Citibank, N.A., The Chase Manhattan Bank,
N.A. and Bank of America National Trust & Savings Association as their prime or base rate, as of the last Business Day of the calendar month immediately preceding the date of determination, whether or not such announced rates are the actual rates charged by such banking institutions to their most creditworthy borrowers.

"Product Advance": any advance of funds made or committed to be made by IBM Credit for the account of Customer to an Authorized Supplier in respect of an invoice delivered by such Authorized Supplier to IBM Credit describing Products purchased by Customer, including any such advance made or committed to be made as of the date hereof pursuant to the AWF.

"Product Financing Charge":  as defined on Attachment A.

"Product Financing Period": for each Product Advance, a period of days equal to that set forth in Attachment A from time to time, commencing on the invoice date of such Product Advance.

"Purchase Money Indebtedness": any Indebtedness (including capital leases) incurred to finance the acquisition of assets (other than assets manufactured or distributed by or bearing any trademark or trade name of any Authorized Supplier) to be used in the Customer's business not to exceed the lesser of (1) the purchase price or acquisition cost of such asset and (2) the fair market value of such asset.

"Purchase Money Security Interest": any security interest securing Purchase Money Indebtedness, which security interest applies solely to the particular asset acquired with the Purchase Money Indebtedness.

"Requirement of Law": as to any Person, the articles of incorporation and by-laws of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Shortfall Amount":  as defined in Section 2.5.

"Subsidiary": with respect to any Person, excluding PC Service Source, Inc. Teknowlogy, Inc. and Safeguard Scientifics, Inc., any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

"Termination Date":  shall mean (i) the first anniversary of the

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date of this Agreement or such other date as IBM Credit and Customer may agree to in writing from time to time.

"Voting Stock": securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions).

1.2 Other Defined Terms. Terms not otherwise defined in this Agreement which are defined in the Uniform Commercial Code as in effect in the State of New York (the "U.C.C.") shall have the meanings assigned to them therein.

1.3 Attachments. All attachments, exhibits, schedules and other addenda hereto, including, but not limited to, Attachment A and Attachment B, are specifically incorporated herein by reference and made a part of this Agreement.

 Section 2.  CREDIT LINE; FINANCE CHARGES; OTHER CHARGES

2.1 Credit Line. Subject to the terms and conditions set forth in this Agreement, on and after the Closing Date to but not including the date that is the earlier of (i) the date on which this Agreement is terminated pursuant to
Section 10.1 and (ii) the date on which IBM Credit terminates the Credit Line pursuant to Section 9.2, IBM Credit agrees to extend to the Customer a credit line ("Credit Line") in the amount set forth in Attachment A pursuant to which IBM Credit will make to the Customer, from time to time, Advances in an aggregate amount at any one time outstanding not to exceed the Credit Line. Notwithstanding any other term or provision of this Agreement, IBM Credit may, at any time and from time to time, in its sole and absolute discretion (x) temporarily increase the amount of the Credit Line set forth in Attachment A and decrease the amount of the Credit Line to the amount of the Credit Line set forth in Attachment A, in each case upon notice to the Customer, and (y) make Advances pursuant to this Agreement in an aggregate amount at any one time outstanding in excess of the Credit Line.

2.2 Product Advances. (A) Subject to the terms and conditions of this Agreement, IBM Credit shall make Product Advances in connection with Customer's purchase of Products from Authorized Suppliers. Customer hereby authorizes and directs IBM Credit to pay the proceeds of Product Advances directly to the applicable Authorized Supplier in respect of invoices delivered to IBM Credit for such Products by such Authorized Supplier and acknowledges that each such Product Advance constitutes a loan by IBM Credit to Customer pursuant to this Agreement as if the Customer received the proceeds of the Product Advance directly from IBM Credit.


  (B) No finance charge shall accrue on any Product Advance during the Free Financing Period, if any, applicable to such

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Product Advance. Customer shall repay each Product Advance no later than the
Common Due Date for such Product Advance. Nothing contained herein shall relieve Customer of its obligation to repay Product Advances when due. Each Product Advance shall accrue a finance charge on the Average Daily Balance thereof from the end of the Free Financing Period, if any, for such Product Advance, or if no such Free Financing Period shall be in effect, from the date of invoice for such Product Advance, in each case, until such Product Advance shall become due and payable in accordance with the terms of this Agreement, at a per annum rate equal to the lesser of (a) the finance charge set forth in Attachment A to this Agreement as the "Product Financing Charge" and (b) the highest rate from time to time permitted by applicable law. If it is determined that amounts received from Customer were in excess of the highest rate permitted by law, then the amount representing such excess shall be considered reductions to principal of Advances.

  (C) Customer acknowledges that IBM Credit does not warrant the Collateral. Customer shall be obligated to pay IBM Credit in full even if the Collateral is defective or fails to conform to the warranties extended by the Authorized Supplier. The Obligations of Customer shall not be affected by any dispute Customer may have with any manufacturer, distributor or Authorized Supplier. Customer will not assert any claim or defense which it may have against any manufacturer, distributor or Authorized Supplier against IBM Credit.

  (D) Customer hereby authorizes IBM Credit to receive any credits, rebates, bonuses or discounts owed by such Authorized Supplier to Customer which Authorized Supplier sends directly to IBM Credit("Supplier Credits") and Customer agrees that any such Supplier Credits received by IBM Credit may be applied by IBM Credit to the Outstanding Advances. Any Supplier Credits received by IBM Credit shall in no way reduce Customer's debt to IBM Credit in respect of the Outstanding Advances until such Supplier Credits are applied by IBM Credit which application by IBM Credit shall not be unreasonably withheld.

  (E) IBM Credit may apply any payments and Supplier Credits received by IBM Credit to reduce finance charges first and then to principal amounts of Advances owed by Customer. IBM Credit may apply principal payments to the oldest (earliest) invoices (and related Product Advances) first, but, in any case, all principal payments will be applied in respect of the Outstanding Product Advances made for Products which have been sold, lost, stolen, destroyed, damaged or otherwise disposed of prior to any other application thereof.

  (F) Customer will indemnify and hold IBM Credit harmless from and against any claims or demands asserted by any Person relating to or arising from the Collateral for any reason

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

whatsoever, including, without limitation, the condition of the Collateral, any misrepresentation made about the Collateral by any representative of Customer, or any act or failure to act by Customer except to the extent such claims or demands are directly attributable to IBM Credit's gross negligence or willful misconduct. Nothing contained in the foregoing shall impair any rights or claims which the Customer may have against any manufacturer, distributor or Authorized Supplier.

2.3 Finance and Other Charges. (A) Finance charges shall be calculated by multiplying the applicable Delinquency Fee Rate or Product Financing Charge provided for in this Agreement by Customer's applicable Average Daily Balance. The Delinquency Fee Rate or the Product Financing Charge provided for in this Agreement are each computed on the basis of an actual day, 360 day year.

  (B) The Customer hereby agrees to pay to IBM Credit the charges set forth as "Other Charges" in Attachment A. The Customer also agrees to pay IBM Credit additional charges for any returned items of payment received by Customer. The Customer hereby acknowledges that any such charges are not interest but that such charges, if unpaid, will constitute part of the Outstanding Product Advances.

  (C) The finance charges and Other Charges owed under this Agreement, and any charges hereafter agreed to in writing by the parties, are payable monthly on receipt of IBM Credit's bill or statement therefor or IBM Credit may, in its sole discretion, add unpaid finance charges and Other Charges to the Customer's Outstanding Product Advances.

  (D) If any amount owed under this Agreement, including, without limitation, any Advance, is not paid when due (whether at maturity, by acceleration or otherwise), the unpaid amount thereof will bear a late charge from and including its due date to but not including the date IBM Credit receives payment thereof, at a per annum rate equal to the lesser of (a) the amount set forth in Attachment A to this Agreement as the "Delinquency Fee Rate" and (b) the highest rate from time to time permitted by applicable law.

2.4 Statements Regarding Customer's Account. IBM Credit will send statements of each transaction hereunder as well as monthly billing statements to Customer with respect to Advances and other charges due on Customer's account with IBM Credit. Each statement of transaction and monthly billing statement shall be deemed, absent manifest error, to be correct and shall constitute an account stated with respect to each transaction or amount described therein unless within seven (7) calendar days after such statement of transaction or billing statement is received by Customer, Customer provides IBM Credit written notice objecting

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that such amount or transaction is incorrectly described therein and specifying the error(s), if any, contained therein. IBM Credit will adjust such statements of transaction or billing statements to comply with applicable law and this Agreement or to correct any agreed upon error within a reasonable time period provided that Customer has notified IBM Credit of such error as set forth above.

2.5 Shortfall. If IBM Credit determines that the current Outstanding Advances owed by Customer to IBM Credit exceeds the aggregate wholesale invoice price of the inventory financed by IBM Credit that is in Customer's possession (such excess, the "Shortfall Amount"), Customer shall pay to IBM Credit an amount equal to such Shortfall Amount within two (2) Business Days of notice by IBM Credit.

2.6 Application of Payments. The Customer hereby agrees that all checks and other instruments delivered to IBM Credit on account of Customer's Obligations shall constitute conditional payment until such items are actually collected by IBM Credit. The Customer waives the right to direct the application of any and all payments at any time or times hereafter received by IBM Credit on account of the Customer's Obligations. Customer agrees that IBM Credit shall have the continuing exclusive right to apply and reapply any and all such payments to Customer's Obligations in such manner as IBM Credit may deem advisable notwithstanding any entry by IBM Credit upon any of its books and records. The Obligations of Customer shall not be affected by any dispute Customer may have with any manufacturer, distributor or Authorized Supplier. Notwithstanding the immediately preceding sentence, any delay in payment resulting from Customer's using a process, approved by IBM Credit and in effect at the time of such delayed payment, for requesting an adjustment related to an invoice for Products, shall be governed by such approved process.

2.7 Prepayment and Reborrowing By Customer. (A) Customer may at any time prepay, without notice or penalty, in whole or in part amounts owed under this Agreement. IBM Credit may apply payments made to it (whether by the Customer or otherwise) to pay finance charges and other amounts owing under this Agreement first and then to the principal amount owed by the Customer.

  (B) Subject to the terms and conditions of this Agreement, any amount prepaid or repaid to IBM Credit in respect to the Outstanding Advances may be reborrowed by Customer in accordance with the provisions of this Agreement.


Section 3.  CREDIT LINE ADDITIONAL PROVISIONS

3.1 Power of Attorney. Customer hereby irrevocably appoints IBM Credit, with full power of substitution, as its true and lawful

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attorney-in-fact with full power, in good faith and in compliance with commercially reasonable standards, in the discretion of IBM Credit, to:

  (A) sign the name of Customer on any document or instrument that IBM Credit shall deem necessary or appropriate to perfect and maintain perfected the security interest in the Collateral contemplated under this Agreement and the Other Documents;

  (B) endorse the name of Customer upon any of the items of payment of any insurance proceeds and checks from Authorized Suppliers and deposit the same in the account of IBM Credit for application to the Obligation; and

upon the occurrence and during the continuance of an Event of Default as defined in Section 9.1 hereof:

  (C) subject to any Intercreditor Agreement, demand payment, enforce payment and otherwise exercise all Customer's rights and remedies with respect to the Collateral;

  (D) prepare, file and sign Customer's name on any notice of lien, claim of mechanic's lien, assignment or satisfaction of lien or mechanic's lien, or similar document in connection with the Collateral;

  (E) endorse the name of Customer upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Collateral;

  (F) sign the name of Customer on any document or instrument that IBM Credit shall deem necessary or appropriate to enforce any and all remedies it may have under this Agreement, at law or otherwise; and

  (G) make, settle and adjust claims under the Policies with respect to the Collateral and endorse Customer's name on any check, draft, instrument or other item of payment of the proceeds of the Policies with respect to the Collateral; and

  The power of attorney granted by this Section is for value and coupled with an interest and is irrevocable so long as this Agreement is in effect or any Obligations remain outstanding. Nothing done by IBM Credit pursuant to such power of attorney will reduce any of Customer's Obligations other than Customer's payment Obligations to the extent IBM Credit has received monies.

                      Section 4.  SECURITY -- COLLATERAL

4.1 Grant. (A) To secure Customer's full and punctual payment and performance of the Obligations when due (whether at the stated maturity, by acceleration or otherwise), Customer hereby

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grants IBM Credit a security interest in all of Customer's right, title and interest in and to the following property, whether now owned or hereafter acquired or existing and wherever located:

     (i) all inventory and equipment manufactured or sold by, or bearing the trademark or trade name of International Business Machines Corporation or Lexmark International, Inc., and all parts thereof, attachments, accessories and accessions thereto, products thereof and documents therefor ("IBM Credit Inventory");

     (ii) all credits, rebates, discounts, refunds and incentive payments relating to the foregoing; and

     (iii) all substitutions and replacements for all of the foregoing, all identifiable cash proceeds, specifically excluding accounts, of all of the foregoing and, to the extent not otherwise included, all payments under insurance or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing.

All of the above assets shall be collectively defined herein as the "Collateral".

Customer covenants and agrees with IBM Credit that: (a) the security constituted to by this Agreement is in addition to any other security from time to time held by IBM Credit and (b) the security hereby created is a continuing security interest and will cover and secure the payment of all Obligations both present and future of Customer to IBM Credit pursuant to this Agreement and the Other Documents.

4.2 Further Assurances. Customer shall, from time to time upon the request of IBM Credit, execute and deliver to IBM Credit, or cause to be executed and delivered, at such time or times as IBM Credit may request such other and further documents, certificates and instruments that IBM Credit may reasonably deem necessary to perfect and maintain perfected IBM Credit's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement and the Other Documents. Customer shall make appropriate entries on its books and records disclosing IBM Credit's security interests in the Collateral.

                       Section 5.  CONDITIONS PRECEDENT

5.1 Conditions Precedent to the Effectiveness of This Agreement. The effectiveness of this Agreement is subject to the receipt by IBM Credit of, or waiver in writing by IBM Credit of compliance with, the following conditions precedent:

  (A)  this Agreement executed and delivered by Customer and IBM Credit;

  (B) (i) a certificate of the secretary or an assistant secretary of Customer, in form and substance satisfactory to IBM Credit, certifying the names and true signatures of the officers of Customer authorized to sign this Agreement and the Other Documents and (ii) copies of the articles of incorporation and by-laws of Customer certified by the secretary or assistant secretary of Customer;

  (C) copies of all approvals and consents from any Person, in each case in form and substance satisfactory to IBM Credit, which are required to enable Customer to authorize, or required in connection with, (a) the execution, delivery or performance of this Agreement and each of the Other Documents, and
(b) the legality, validity, binding effect or enforceability of this Agreement and each of the Other Documents;

  (D) intercreditor agreements ("Intercreditor Agreement"), in form and substance satisfactory to IBM Credit, executed by each other secured creditor of Customer as set forth in Attachment A;

  (E) UCC-1 financing statements for each jurisdiction reasonably requested by IBM Credit executed by Customer and each guarantor whose guaranty to IBM Credit is intended to be secured by a pledge of its assets;

  (F) the statements, certificates, documents, instruments, financing statements, agreements and information set forth in Attachment A and Attachment B; and

  (G) all such other statements, certificates, documents, instruments, financing statements, agreements and other information with respect to the matters contemplated by this Agreement as IBM Credit shall have reasonably requested.

5.2 Conditions Precedent to Each Advance. No Advance will be required to be made or renewed by IBM Credit under this Agreement unless, on and as of the date of such Advance, the following statements shall be true to the satisfaction of IBM Credit:

  (A) The representations and warranties contained in this Agreement or in any document, instrument or agreement executed in connection herewith, are true and correct in all material respects on and as of the date of such Advance as though made on and as of such date;

  (B) No event has occurred and is continuing or after giving effect to such Advance or the application of the proceeds thereof would result which would constitute a Default;

  (C) No event has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect;

  (D) Both before and after giving effect to the making of such Advance, no Shortfall Amount exists.

Except as Customer has otherwise disclosed to IBM Credit in writing prior to each request, each request for an Advance hereunder shall be deemed to be a representation and warranty by Customer that, as of and on the date of such Advance, the statements set forth in (A) through (D) above are true statements. No such disclosures by Customer to IBM Credit shall in any manner be deemed to satisfy the conditions precedent to each Advance that are set forth in this
Section 5.2.


                  Section 6.  REPRESENTATIONS AND WARRANTIES

To induce IBM Credit to enter into this Agreement, Customer represents and warrants to IBM Credit as follows:

6.1    Organization and Qualifications.  Customer and each of its Subsidiaries
(i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it presently is engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it presently is engaged in business and is required to be so qualified.

6.2 Rights in Collateral; Priority of Liens. Customer and each of its Subsidiaries owns the property granted by it respectively as Collateral to IBM Credit, free and clear of any and all Liens in favor of third parties except for the Liens otherwise permitted pursuant to Section 8.1. The Liens granted by the Customer and each of its Subsidiaries pursuant to this Agreement and the Other Documents in the Collateral constitute the valid and enforceable first, prior and perfected Liens on the Collateral, except to the extent any Liens that are prior to IBM Credit's Liens are (i) the subject of an Intercreditor Agreement or
(ii) Purchase Money Security Interests in product of a brand that is not financed by IBM Credit.

6.3 No Conflicts. The execution, delivery and performance by Customer of this Agreement and each of the Other Documents (i) are within its corporate power; (ii) are duly authorized by all necessary corporate action; (iii) are not in contravention in any respect of any Requirement of Law or any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it or any of its properties are bound; (iv) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect); and (v) will not, except as contemplated herein, result in the imposition of any Liens upon any of its properties.

6.4 Enforceability. This Agreement and all of the other documents executed and delivered by the Customer in connection herewith are the legal, valid and binding obligations of Customer, and are enforceable in accordance with their terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally or the general equitable principles relating thereto.

6.5 Locations of Offices, Records and Inventory. The address of the principal place of business and chief executive office of Customer is as set forth on Attachment B or on any notice provided by Customer to IBM Credit pursuant to Section 7.7(C) of this Agreement.

There is no jurisdiction in which Customer has any Collateral (except for vehicles and inventory in transit for processing) other than those jurisdictions identified on Attachment B or on any notice provided by Customer to IBM Credit pursuant to Section 7.7(C) of this Agreement. Attachment B, as amended from time to time by any notice provided by Customer to IBM Credit in accordance with
Section 7.7(C) of this Agreement, also contains a complete list of the legal names and addresses of each warehouse at which the Customer's inventory is stored. None of the receipts received by Customer from any warehouseman states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns, other than Customer.

6.6 Fictitious Business Names. Customer has not used any corporate or fictitious name during the five (5) years preceding the date of this Agreement, other than those listed on Attachment B.

6.7 Organization. All of the outstanding capital stock of Customer has been validly issued, is fully paid and nonassessable.

6.8 No Judgments or Litigation. Except as set forth on Attachment B, no judgments, orders, writs or decrees are outstanding against Customer nor is there now pending or, to the best of Customer's knowledge after due inquiry, threatened, any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against Customer which could reasonably be expected to have a Material Adverse Effect.

6.9 No Defaults. To the best of Customer's knowledge, Customer is not in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it, or any of its properties are bound. Customer has no knowledge of any dispute regarding any such indenture, contract, lease, agreement, instrument or other commitment. No Default or Event of Default has occurred and is continuing.

6.10 Labor Matters. Except as set forth on any notice provided by Customer to IBM Credit pursuant to Section 7.1(F) of this Agreement, the Customer is not a party to any labor dispute. There are no strikes or walkouts or labor controversies pending or threatened against the Customer which could reasonably be expected to have a Material Adverse Effect.

6.11 Compliance with Law. Customer has not violated or failed to comply with any Requirement of Law or any requirement of any self regulatory organization.

6.12 ERISA. Each "employee benefit plan", "employee pension benefit plan", "defined benefit plan", or "multi-employer benefit plan", which Customer has established, maintained, or to which it is required to contribute (collectively, the "Plans") is in compliance with all applicable provisions of ERISA and the Code and the rules and regulations thereunder as well as the Plan's terms and conditions. There have been no "prohibited transactions" and no "reportable event" has occurred within the last 60 months with respect to any Plan.
Customer has no "multi- employer benefit plan". As used in this Agreement the terms "employee benefit plan", "employee pension benefit plan", "defined benefit plan", and "multi-employer benefit plan" have the respective meanings assigned to them in Section 3 of ERISA and any applicable rules and regulations thereunder. The Customer has not incurred any "accumulated funding deficiency" within the meaning of ERISA or incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") in connection with a Plan (other than for premiums due in the ordinary course).

6.13 Compliance with Environmental Laws. Except as otherwise disclosed in Attachment B:

  (A) The Customer has obtained all government approvals required with respect to the operation of their businesses under any Environmental Law.

  (B) (i) the Customer has not generated, transported or disposed of any Hazardous Substances; (ii) the Customer is not currently generating, transporting or disposing of any Hazardous Substances; (iii) the Customer has no knowledge that (a) any of its real property (whether owned, leased, or otherwise directly or indirectly controlled) has been used for the disposal of or has been contaminated by any Hazardous Substances, or (b) any of its business operations have contaminated lands or waters of others with any Hazardous Substances; (iv) the Customer and its respective assets are not subject to any Environmental Liability and, to the best of the Customer's knowledge, any threatened Environmental Liability; (v) the Customer has not received any notice of or otherwise learned of any governmental investigation evaluating whether any remedial action is necessary to respond to a release or threatened release of any Hazardous Substance for which the Customer may be liable; (vi) the Customer is not in violation of any Environmental Law; (vii) there are no proceedings or investigations pending against Customer with respect to any violation or alleged violation of any Environmental Law; provided however, that the parties acknowledge that any generation, transportation, use, storage and disposal of certain such Hazardous Substances in Customer's or its Subsidiaries' business shall be excluded from representations (i) and (ii) above, provided, further, that Customer is at all times generating, transporting, utilizing, storing and disposing such Hazardous Substances in accordance with all applicable Environmental Laws and in a manner designed to minimize the risk of any spill, contamination, release or discharge of Hazardous Substances other than as authorized by Environmental Laws.

6.14 Licenses and Permits. Customer has obtained and holds in full force and effect all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of its businesses as presently conducted. Customer is not in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval.

6.15 Investment Company. The Customer is not (i) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, (ii) a holding company or a subsidiary of a holding company, or an Affiliate of a holding company or of a subsidiary of a holding company, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or the Other Documents or to perform its obligations hereunder or thereunder.

6.16 Taxes and Tax Returns. To the best of Customer's knowledge, Customer has timely filed all federal, state, and local tax returns and other reports which it is required by law to file, and has either duly paid all taxes, fees and other governmental charges indicated to be due on the basis of such reports and returns or pursuant to any assessment received by the Customer, or made provision for the payment thereof in accordance with GAAP. The charges and reserves on the books of the Customer in respect of taxes or other governmental charges are in accordance with GAAP. To the best of Customer's knowledge, no tax liens have been filed against Customer or any of its property.

6.17 Affiliate/Subsidiary Transactions. Customer is not a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate or Subsidiary of the Customer is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of Customer's business and (ii) upon fair and reasonable terms no less favorable to Customer than it could obtain in a comparable arm's-length transaction with an unaffiliated Person.

6.18 Accuracy and Completeness of Information. All factual information furnished by or on behalf of the Customer to IBM Credit or the Auditors for purposes of or in connection with this Agreement or any of the Other Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

6.19 Recording Taxes. All recording taxes, recording fees, filing fees and other charges payable in connection with the filing and recording of this Agreement have either been paid in full by Customer or arrangements for the payment of such amounts by Customer have been made to the satisfaction of IBM Credit.

6.20 Indebtedness. Customer (i) has no Indebtedness, other than Permitted Indebtedness; and (ii) has not guaranteed the obligations of any other Person other than ClientLink, Inc. (except as permitted by Section 8.4).


                       Section 7.  AFFIRMATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and satisfaction of all Obligations:

7.1 Financial and Other Information. Customer shall cause to be furnished to IBM Credit the following information within the following time periods:

  (A) within ninety (90) days after the end of each fiscal year of Customer, a 10-K and a Compliance Certificate along with a schedule, in substantially the form of Attachment C hereto, of the calculations used in determining, as of the end of such fiscal year, whether Customer is in compliance with the financial covenants set forth in Attachment A;

  (B) within forty-five (45) days after the end of each fiscal quarter of Customer a 10-Q and a Compliance Certificate along with a Schedule, in substantially the form of Attachment C hereto, of the calculations used in determining, as of the end of such fiscal quarter, whether Customer is in compliance with the financial covenants set forth in Attachment A;

  (C) promptly after Customer obtains knowledge of (i) the occurrence of a Default or Event of Default, or (ii) the existence of any condition or event which would result in the Customer's failure to satisfy the conditions precedent to Advances set forth in Section 5, a certificate of the chief executive officer, chief financial officer, treasurer or controller of Customer specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

  (D) promptly after Customer obtains knowledge of (i) any material proceeding(s) being instituted or threatened to be instituted by or against Customer in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), or (ii) any actual or prospective change, development or event which, in any such case, has had or could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer, financial officer, treasurer or controller of Customer specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

  (E) promptly after Customer obtains knowledge that (i) any order, judgment or decree in excess of Two Million Dollars ($2,000,000) shall have been entered against Customer or any of its properties or assets, or (ii) it has received any notification of a material violation of any Requirement of Law from any Governmental Authority, a certificate of the chief executive officer, chief financial officer, treasurer or controller of Customer specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

  (F) promptly after Customer learns of any material labor dispute to which Customer may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Customer is a party or by which it is bound, a certificate of the chief executive officer, chief financial officer, treasurer or controller of Customer specifying the nature thereof and the Customer's proposed response thereto, each in reasonable detail;

  (G) within five (5) Business Days after request by IBM Credit, any written certificates, schedules and reports together with all supporting documents as IBM Credit may reasonably request relating to the Collateral or the Customer's or any guarantor's business affairs and financial condition;

  (H) by the fifth (5th) day of each month, or as otherwise agreed in writing, a Collateral Management Report as of a date no earlier than the last day of the immediately preceding month;

  (I) if, after the Closing Date, Customer and another institutional creditor agree to modify any financial covenant in any financing agreement between the Customer and such institutional creditor that is similar to any financial covenant contained in Attachment A to this Agreement, Customer agrees that it shall notify IBM Credit as soon as Customer becomes aware of such modification. IBM Credit agrees that if it does not object to Customer in writing within sixty
(60) days of being notified by Customer of the terms of such modification, IBM Credit shall agree to modify the applicable financial covenant contained in Attachment A of this Agreement to the same extent. If IBM Credit does object to such modification to the financial covenant and an acceptable resolution is not reached between Customer and IBM Credit within such sixty (60) day period, IBM Credit may immediately cease financing inventory purchases by Customer or IBM Credit may, in its sole discretion, continue to provide financing pursuant to the terms of this Agreement.

Each certificate, schedule and report provided by Customer to IBM Credit shall be signed by an authorized officer of Customer, and which signature shall be deemed a representation and warranty that the information contained in such certificate, schedule or report is true and accurate in all material respects on the date as of which such certificate, schedule or report is made and does not omit to state a material fact necessary in order to make the statements contained therein not misleading at such time. Each financial statement delivered pursuant to this Section 7.1 shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods.

7.2 Location of Collateral. The inventory, equipment and other tangible Collateral shall be kept or sold at the addresses as set forth on Attachment B or on any notice provided by Customer to IBM Credit in accordance with Section 7.7(C). Such locations shall be certified quarterly to IBM Credit substantially in the form of Attachment G.

7.3 Changes in Customer. Customer shall provide thirty (30) days prior written notice to IBM Credit of any change in Customer's name, chief executive office and principal place of business, organization, form of ownership or corporate structure; provided, however, that Customer's compliance with this covenant shall not relieve it of any of its other obligations or any other provisions under this Agreement or any of the Other Documents limiting actions of the type described in this Section.

7.4 Corporate Existence. Customer shall (A) maintain its corporate existence, maintain in full force and effect all licenses, bonds, franchises, leases and qualifications to do business, and all contracts and other rights necessary to the profitable conduct of its business, (B) continue in, and limit its operations to, those in the information technology industry unless otherwise permitted in writing by IBM Credit and (C) comply with all Requirements of Law.

7.5 ERISA. Customer shall promptly notify IBM Credit in writing after it learns of the occurrence of any event which would constitute a "reportable event" under ERISA or any regulations thereunder with respect to any Plan, or that the PBGC has instituted or will institute proceedings to terminate any Plan. Notwithstanding the foregoing, the Customer shall have no obligation to notify IBM Credit as to any "reportable event" as to which the 30-day notice requirement of Section 4043(b) has been waived by the PBGC, until such time as such Customer is required to notify the PBGC of such reportable event. Such notification shall include a certificate of the chief financial officer of Customer setting forth details as to such "reportable event" and the action which Customer proposes to take with respect thereto, together with a copy of any notice of such "reportable event" which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings. Upon request of IBM Credit, Customer shall furnish, or cause the plan administrator to furnish, to IBM Credit the most recently filed annual report for each Plan.

7.6 Environmental Matters. (A) Customer and any other Person under Customer's control (including, without limitation, agents and Affiliates under such control) shall (i) comply with all Environmental Laws in all material respects, and (ii) undertake to use commercially reasonable efforts to prevent any unlawful release of any Hazardous Substance by Customer or such Person into, upon, over or under any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by Customer.

  (B) Customer shall notify IBM Credit, promptly upon its obtaining knowledge of (i) any non-routine proceeding or investigation by any Governmental Authority with respect to the presence of any Hazardous Substances on or in any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by Customer, (ii) all claims made or threatened by any Person or Governmental Authority against Customer or any of Customer's assets relating to any loss or injury resulting from any Hazardous Substance, (iii) Customer's discovery of evidence of unlawful disposal of or environmental contamination by any Hazardous Substance on any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by

Customer, and (iv) any occurrence or condition which could constitute a violation of any Environmental Law.

7.7 Collateral Books and Records/Collateral Audit. (A) Customer agrees to maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice.

  (B) Customer agrees that IBM Credit or its agents may enter upon the premises of Customer at any time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all on and after the occurrence and during the continuance of an Event of Default for the purposes of (i) inspecting the Collateral, (ii) inspecting and/or copying (at Customer's expense) any and all records pertaining thereto, and (iii) discussing the affairs, finances and business of Customer with any officers, employees and directors of Customer or with the Auditors. Customer also agrees to provide IBM Credit with such reasonable information and documentation that IBM Credit deems necessary to conduct the foregoing activities.

Upon the occurrence and during the continuance of an Event of Default which has not been waived by IBM Credit in writing, IBM Credit may conduct any of the foregoing activities in any manner that IBM Credit deems reasonably necessary.

  (C) Customer shall give IBM Credit thirty (30) days prior written notice of any change in the location of any Collateral, the location of its books and records or in the location of its chief executive office or place of business from the locations specified in Attachment B, and will execute in advance of such change and cause to be filed and/or delivered to IBM Credit any financing statements, landlord or other lien waivers, or other documents reasonably required by IBM Credit, all in form and substance reasonably satisfactory to IBM Credit.

  (D) Customer agrees to advise IBM Credit promptly, in reasonably sufficient detail, of any substantial change relating to the type, quantity or quality of the Collateral, or any event which could reasonably be expected to have a Material Adverse Effect on the value of the Collateral or on the security interests granted to IBM Credit herein.

7.8 Insurance; Casualty Loss. (A) Customer agrees to maintain with financially sound and reputable insurance companies: (i) insurance on its properties, (ii) public liability insurance against claims for personal injury or death as a result of the use of any products sold by it and (iii) insurance coverage against other business risks, in each case, in at least such amounts and against at least such risks as are usually and prudently insured against in the same general geographical area by companies of established repute engaged in the same or a similar business. Customer will furnish to IBM Credit, upon its written request, the insurance certificates with respect to such insurance. In addition, all Policies relating to the Collateral so maintained are to name IBM Credit as an additional insured as its interest may appear.

  (B) Without limiting the generality of the foregoing, Customer shall keep and maintain, at its sole expense, the Collateral insured for an amount not less than the amount set forth on Attachment A from time to time opposite the caption "Collateral Insurance Amount" against all loss or damage under an "all risk" Policy with companies mutually acceptable to IBM Credit and Customer, with a lender's loss payable endorsement or mortgagee clause in form and substance reasonably satisfactory to IBM Credit designating that any loss payable thereunder with respect to such Collateral shall be payable to IBM Credit. Upon receipt of proceeds by IBM Credit the same shall be applied on account of the Customer's Outstanding Advances. Customer agrees to instruct each insurer to give IBM Credit, by endorsement upon the Policy issued by it or by independent instruments furnished to IBM Credit, at least ten (10) days written notice before any Policy shall be altered or cancelled and that no act or default of Customer or any other person shall affect the right of IBM Credit to recover under the Policies. Customer hereby agrees to direct all insurers under the Policies to pay all proceeds with respect to the Collateral directly to IBM Credit. If Customer fails to pay any cost, charges or premiums, or if Customer fails to insure the Collateral, IBM Credit may pay such costs, charges or premiums. Any amounts paid by IBM Credit hereunder shall be considered an additional debt owed by Customer to IBM Credit and are due and payable immediately upon receipt of an invoice by IBM Credit.

7.9 Taxes. Customer agrees to pay, when due, all taxes lawfully levied or assessed against Customer or any of the Collateral before any penalty or interest accrues thereon unless such taxes are being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and an adequate reserve or other appropriate provisions have been made therefor as required in order to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect.

7.10 Compliance With Laws. Customer agrees to comply with all Requirements of Law applicable to the Collateral or any part thereof, or to the operation of its business.

7.11 Intellectual Property. Customer shall do and cause to be done all things necessary to preserve and keep in full force and effect all registrations of Intellectual Property which the failure to do or cause to be done could reasonably be expected to have a Material Adverse Effect.

7.12 Maintenance of Property. Customer shall maintain all of its material properties (business and otherwise) in good condition and repair (ordinary wear and tear excepted) and pay and discharge all costs of repair and maintenance thereof and all rental and mortgage payments and related charges pertaining thereto.

7.13 Collateral.  Customer shall:

  (A) promptly notify IBM Credit of any material loss, theft or destruction of or damage to any of the Collateral. Customer shall diligently file and prosecute its claim for any award or payment in connection with any such loss, theft, destruction of or damage to Collateral. Customer shall, upon demand of IBM Credit, make, execute and deliver any assignments and other instruments sufficient for the purpose of assigning any such award or payment relating to the Collateral to IBM Credit, free of any encumbrances of any kind whatsoever;

  (B) consistent with reasonable commercial practice, observe and perform all matters and things necessary or expedient to be observed or performed under or by virtue of any lease, license, concession or franchise forming part of the Collateral in order to preserve, protect and maintain all the rights of IBM Credit thereunder;

  (C) consistent with reasonable commercial practice, maintain, use and operate the Collateral and carry on and conduct its business in a proper and efficient manner so as to preserve and protect the Collateral and the earnings, incomes, rents, issues and profits thereof; and

  (D) at any time and from time to time, upon the request of IBM Credit, and at the sole expense of Customer, Customer will promptly and duly execute and deliver such further instruments and documents and take such further action as IBM Credit may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the security interests granted herein and the payment of any and all recording taxes and filing fees in connection therewith.

7.14 Subsidiaries. IBM Credit may require that any Subsidiaries of Customer other than PC Service Source, Inc., ClientLink, Inc. and CFI become parties to this Agreement or any other agreement executed in connection with this Agreement as guarantors or sureties. Customer will comply, and cause all Subsidiaries of Customer to comply with Sections 7 and 8 of this Agreement, as if such sections applied directly to such Subsidiaries.

7.15 Financial Covenants; Additional Covenants. Customer acknowledges and agrees that Customer shall comply with the financial covenants and other covenants set forth in the attachments, exhibits and other addenda incorporated herein and made a part of this Agreement.

                        Section 8.  NEGATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and satisfaction of all Obligations due hereunder:

8.1 Liens. The Customer will not, directly or indirectly mortgage, assign, pledge, transfer, create, incur, assume, permit to exist or otherwise permit any Lien or judgment to exist on any of its property, assets, revenues or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for Permitted Liens and those permitted in Section 4.1 (B) of this Agreement.

8.2 Disposition of Assets. The Customer will not, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of the Collateral other than
(i) sales of inventory in the ordinary course of business and short term rental of inventory as demonstrations in amounts not material to Customer, (ii) voluntary dispositions of individual assets and obsolete or worn out property in the ordinary course of business.

8.3 Corporate Changes. The Customer will not, without the prior written consent of IBM Credit, directly or indirectly, merge, consolidate, liquidate, dissolve or enter into or engage in any operation outside of the information technology industry.

8.4 Guaranties. The Customer will not, directly or indirectly, assume, guaranty, endorse, or otherwise become liable upon the obligations of any other Person in an aggregate amount greater than One Million Dollars ($1,000,000), except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) by the giving of indemnities in connection with the sale of inventory or other asset dispositions permitted hereunder including those idemnities given in conjunction with the execution by Customer and its Subsidiary of that certain Receivables Purchase Agreement dated April 1, 1996 (as amended, supplemented or otherwise modified from time to time) and that certain Transfer and Administration Agreement dated April 1, 1996 (as amended, supplemented or otherwise modified from time to time) iii) for guaranties in favor of IBM Credit, and (iv) guaranties on behalf of ClientLink, Inc. in an aggregate amount not to exceed Ten Million Dollars ($10,000,000).

8.5 Restricted Payments. Upon the occurrence of and during the continuance of an Event of Default, the Customer will not, directly or indirectly: (i) declare or pay any dividend (other than dividends payable solely in common stock of Customer and preferred stock dividends to Safeguard Scientifics, Inc.) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of Customer or any warrants, options or rights to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Customer; or (ii) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Indebtedness (other than the Obligations).

8.6 Investments. The Customer will not, directly or indirectly, make, maintain or acquire any Investment in any Person which could reasonably be expected to have a Material Adverse Effect.

8.7 Affiliate/Subsidiary Transactions. The Customer will not, directly or indirectly, enter into any transaction with any Affiliate or Subsidiary, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to any Affiliate or Subsidiary of Customer except in the ordinary course of business and pursuant to the reasonable requirements of Customer's business upon fair and reasonable terms no less favorable to Customer than could be obtained in a comparable arm's-length transaction with an unaffiliated Person.

8.8.  ERISA.   The Customer will not (A) terminate any Plan so as to incur a material liability to the PBGC, (B) permit any "prohibited transaction" involving any Plan (other than a "multi-employer benefit plan") which would subject the Customer to a material tax or penalty on "prohibited transactions" under the Code or ERISA, (C) fail to pay to any Plan any contribution which they are obligated to pay under the terms of such Plan, if such failure would result in a material "accumulated funding deficiency", whether or not waived, (D) allow or suffer to exist any occurrence and during the continuance of a "reportable event" or any other event or condition, which presents a material risk of termination by the PBGC of any Plan (other than a "multi-employer benefit plan"), or (E) fail to notify IBM Credit as required in Section 7.5. As used in this Agreement, the terms "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in the Code and ERISA. For purposes of this Section 8.8, the terms material liability, tax, penalty, accumulated funding deficiency and risk of termination shall mean a liability, tax, penalty, accumulated funding deficiency or risk of termination which could reasonably be expected to have a Material Adverse Effect.

8.9 Additional Negative Pledges. Customer will not, directly or indirectly, create or otherwise cause or permit to exist or become effective any contractual obligation which may restrict or inhibit IBM Credit's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence and during the continuance of an Event of Default.

8.10 Storage of Collateral with Bailees and Warehousemen. Collateral shall not be stored with a bailee, warehouseman or similar party without the prior written consent of IBM Credit unless Customer will, concurrently with the delivery of such Collateral to such party, cause such party to issue and deliver to IBM Credit, warehouse receipts in the name of IBM Credit evidencing the storage of such Collateral.

8.11 Indebtedness. The Customer will not create, incur, assume or permit to exist any Indebtedness, except for Permitted Indebtedness.

8.12 Loans. Upon the occurrence of and during the continutaion of an Event of Default, Customer will not make any loans, advances, contributions or payments of money or goods to any Subsidiary, Affiliate or parent corporation or to any officer, director or stockholder of Customer or of any such corporation in excess of Two Hundred Fifty Thousand Dollars $250,000. other than otherwise approved by Customer's Board of Directors (except for compensation for personal services actually rendered), and except for transactions expressly authorized in this Agreement.

8.13 Restriction on Accounts. Customer will not, without IBM Credit's prior written consent, cause the "Maximum Net Investment", as defined in that certain Transfer and Administration Agreement dated April 1, 1996 (as amended, supplemented or otherwise modified from time to time) to exceed One Hundred Forty Million Dollars ($140,000,000).

                              Section 9.  DEFAULT

9.1 Event of Default. Any one or more of the following events shall constitute an Event of Default by the Customer under this Agreement and the Other Documents:

  (A) The failure to make timely payment of the Obligations or any part thereof, within the earlier of (i) one Business Day after receiving written notice that such payment has not been made when due in accordance with the terms of any documents evidencing same and (ii) three days after such payment becomes due in accordance with the terms of any documents evidencing same;

  (B) Customer fails to comply with or observe any term, covenant or agreement contained in this Agreement or any of the

Other Documents;

  (C) Any representation, warranty, statement, report or certificate made or delivered by or on behalf of Customer or any of its officers, employees or agents or by or on behalf of any guarantor to IBM Credit was false in any material respect at the time when made or deemed made;

  (D) The occurrence of any event or circumstance which could reasonably be expected to have a Material Adverse Effect;

  (E) Customer, any Subsidiary or any guarantor shall generally not pay its debts as such debts become due, become or otherwise declare itself insolvent, file a voluntary petition for bankruptcy protection, have filed against it any involuntary bankruptcy petition, cease to do business as a going concern, make any assignment for the benefit of creditors, or a custodian, receiver, trustee, liquidator, administrator or person with similar powers shall be appointed for Customer, any Subsidiary or any guarantor or any of its respective properties or have any of its respective properties seized or attached, or take any action to authorize, or for the purpose of effectuating, the foregoing, provided, however, that Customer, any Subsidiary or any guarantor shall have a period of forty-five
(45) days within which to discharge any involuntary petition for bankruptcy or similar proceeding;

  (F) The use of any funds borrowed from IBM Credit under this Agreement for any purpose other than as provided in this Agreement;

  (G) The entry of any judgment against Customer or any guarantor in an amount in excess of Two Million Dollars ($2,000,000) and such judgment is not satisfied, dismissed, stayed or superseded by bond within thirty (30) days after the day of entry thereof (and in the event of a stay or supersedeas bond, such judgment is not discharged within thirty (30) days after termination of any such stay or bond) or such judgment is not fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full;

  (H) The dissolution or liquidation of Customer or any guarantor, or Customer or any guarantor or its directors or stockholders shall take any action to dissolve or liquidate Customer or any guarantor;

  (I) Any "going concern" or like qualification or exception, or qualification arising out of the scope of an audit by an Auditor of his opinion relative to any Financial Statement delivered to IBM Credit under this Agreement;

  (J) There issues a warrant of distress for any rent or taxes with respect to any premises occupied by Customer in or upon which the Collateral, or any part thereof, may at any time be situated and such warrant shall continue for a period of ten (10) Business Days from the date such warrant is issued;

  (K) Customer suspends business;

  (L) The occurrence of any event or condition which enables the holder of any Indebtedness arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding Two Hundred Fifty Thousand Dollars ($250,000.) to accelerate the maturity thereof or the failure of Customer to pay when due any such Indebtedness and Customer does not remedy the acceleration either by payment in full of the Indebtedness or by other acceptable means to the holder of the Indebtedness within 15 days;

  (M) Any guaranty of any or all of the Customer's Obligations executed by any guarantor in favor of IBM Credit, shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction or the validity or enforceability thereof shall be contested or denied by any such guarantor, or any such guarantor shall deny that it has any further liability or obligation thereunder or any such guarantor shall fail to comply with or observe any of the terms, provisions or conditions contained in any such guaranty;

  (N) Customer is in default under the material terms of any of the Other Documents after the expiration of any applicable cure periods;

  (O) There shall occur a "reportable event" with respect to any Plan, or any Plan shall be subject to termination proceedings (whether voluntary or involuntary) and there shall result from such "reportable event" or termination proceedings a liability of Customer to the PBGC which in the reasonable opinion of IBM Credit will have a Material Adverse Effect;

  (P) Any "person" other than Safeguard Scientifics, Inc. (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires a beneficial interest in 50% or more of the Voting Stock of Customer.

9.2 Acceleration. Upon the occurrence and during the continuance of an Event of Default which has not been waived in writing by IBM Credit, IBM Credit may, in its sole discretion, take any or all of the following actions, without prejudice to any other rights it may have at law or under this Agreement to enforce its claims against the Customer: (a) declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in Section 9.1(E) hereof, in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of IBM Credit; and

(b) immediately terminate the Credit Line hereunder.

9.3 Remedies. (A) Upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, IBM Credit may exercise all rights and remedies of a secured party under the U.C.C. Without limiting the generality of the foregoing, IBM Credit may: (i) remove from any premises where same may be located any and all documents, instruments, files and records (including the copying of any computer records) relating to the Collateral, or IBM Credit may use (at the expense of the Customer) such of the supplies or space of the Customer at Customer's place of business or otherwise, as may be necessary to properly administer and control the Collateral; and (ii) foreclose the security interests created pursuant to this Agreement by any available judicial procedure, or to take possession of any or all of the Collateral without judicial process and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

  (B) Upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, IBM Credit shall have the right to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of Customer or IBM Credit, or in the name of such other party as IBM Credit may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as IBM Credit in its sole discretion may deem advisable, and IBM Credit shall have the right to purchase at any such sale. If IBM Credit, in its sole discretion determines that any of the Collateral requires rebuilding, repairing, maintenance or preparation, IBM Credit shall have the right, at its option, to do such of the aforesaid as it deems necessary for the purpose of putting such Collateral in such saleable form as IBM Credit shall deem appropriate. The Customer hereby agrees that any disposition by IBM Credit of any Collateral pursuant to and in accordance with the terms of a repurchase agreement between IBM Credit and the manufacturer or any supplier (including any Authorized Supplier) of such Collateral constitutes a commercially reasonable sale. The Customer agrees, at the request of IBM Credit, to assemble the Collateral and to make it available to IBM Credit at places which IBM Credit shall select, whether at the premises of the Customer or elsewhere, and to make available to IBM Credit the premises and facilities of the Customer for the purpose of IBM Credit's taking possession of, removing or putting such Collateral in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) Business Days notice shall constitute reasonable notification.

  (C) Unless expressly prohibited by the licensor thereof, if any, IBM Credit is hereby granted, upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, an irrevocable, non-exclusive license to use, assign, license or sublicense all computer software programs, data bases, processes and materials used by the Customer in its businesses or in connection with any of the Collateral.

  (D) The net cash proceeds resulting from IBM Credit's exercise of any of the foregoing rights (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by IBM Credit to the payment of Customer's Obligations, whether due or to become due, in such order as IBM Credit may in it sole discretion elect. Customer shall remain liable to IBM Credit for any deficiencies, and IBM Credit in turn agrees to remit to Customer or its successors or assigns, any surplus resulting therefrom.

  (E) The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

9.4 Waiver. If IBM Credit seeks to take possession of any of the Collateral by any court process Customer hereby irrevocably waives to the extent permitted by applicable law any bonds, surety and security relating thereto required by any statute, court rule or otherwise as an incident to such possession and any demand for possession of the Collateral prior to the commencement of any suit or action to recover possession thereof. In addition, Customer waives to the extent permitted by applicable law all rights of set-off it may have against IBM Credit. Customer further waives to the extent permitted by applicable law presentment, demand and protest, and notices of non-payment, non-performance, any right of contribution, dishonor, and any other demands, and notices required by law.

                          Section 10.  MISCELLANEOUS

10.1 Term; Termination. (A) This Agreement shall remain in force until the earlier of (i) the Termination Date, (ii) the date specified in a written notice by the Customer that they intend to terminate this Agreement which date shall be no less than ninety (90) days following the receipt by IBM Credit of such written notice, and (iii) termination by IBM Credit after the occurrence and during the continuance of an Event of Default. Upon the date that this Agreement is terminated, all of Customer's Obligations shall be immediately due and payable in their entirety, even if they are not yet due under their terms.

  (B) Until the indefeasible payment in full of all of Customer's Obligations, no termination of this Agreement or any of the Other Documents shall in any way affect or impair the Customer's Obligations to IBM Credit including, without limitation, any transaction or event occurring prior to such termination, and IBM Credit's security interest in the Collateral.

10.2 Indemnification. The Customer hereby agrees to indemnify and hold harmless IBM Credit and each of its officers, directors, agents and assigns (collectively, the "Indemnified Persons") against all losses, claims, damages, liabilities or other expenses (including reasonable attorneys' fees and court costs now or hereinafter arising from the enforcement of this Agreement, the "Losses") to which any of them may become subject insofar as such Losses arise out of or are based upon any event, circumstance or condition (a) occurring or existing on or before the date of this Agreement relating to any financing arrangements IBM Credit may from time to time have with (i) Customer, (ii) any Person that shall be acquired by Customer or (iii) any Person that Customer may acquire all or substantially all of the assets of, or (b) directly or indirectly, relating to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby or to any of the Collateral or to any act or omission of the Customer in connection therewith. Notwithstanding the foregoing, the Customer shall not be obligated to indemnify IBM Credit for any Losses incurred by IBM Credit which are a result of IBM Credit's gross negligence or willful misconduct. The indemnity provided herein shall survive the termination of this Agreement.

10.3 Additional Obligations. IBM Credit, without waiving or releasing any Obligation or Default of the Customer, may perform any Obligations of the Customer that the Customer shall fail or refuse to perform and IBM Credit may, at any time or times hereafter, but shall be under no obligation so to do, pay, acquire or accept any assignment of any security interest, lien, encumbrance or claim against the Collateral asserted by any person. All sums paid by IBM Credit in performing in satisfaction or on account of the foregoing and any expenses, including reasonable attorney's fees, court costs, and other charges relating thereto, shall be a part of the Obligations, payable on demand and secured by the Collateral.

10.4 LIMITATION OF LIABILITY. NEITHER IBM CREDIT NOR ANY OTHER INDEMNIFIED PERSON SHALL HAVE ANY LIABILITY WITH RESPECT TO ANY

SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY CUSTOMER IN CONNECTION WITH THIS AGREEMENT, ANY OTHER AGREEMENT OR ANY CLAIMS IN ANY MANNER RELATED THERETO. NOR SHALL IBM CREDIT OR ANY OTHER INDEMNIFIED PERSON HAVE ANY LIABILITY TO CUSTOMER OR ANY OTHER PERSON FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT OR THEM HEREUNDER, EXCEPT FOR ITS OR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.5 Alteration/Waiver. This Agreement and the Other Documents may not be altered or amended except by an agreement in writing signed by the Customer and by IBM Credit. No delay or omission of IBM Credit to exercise any right or remedy hereunder, whether before or after the occurrence of any Event of Default, shall impair any such right or remedy or shall operate as a waiver thereof or as a waiver of any such Event of Default. In the event that IBM Credit at any time or from time to time dispenses with any one or more of the requirements specified in this Agreement or any of the Other Documents, such dispensation may be revoked by IBM Credit at any time and shall not be deemed to constitute a waiver of any such requirement subsequent thereto unless otherwise agreed to in writing by the parties hereto. IBM Credit's failure at any time or times to require strict compliance and performance by the Customer of any undertakings, agreements, covenants, warranties and representations of this Agreement or any of the Other Documents shall not waive, affect or diminish any right of IBM Credit thereafter to demand strict compliance and performance thereof unless otherwise agreed to in writing by the parties hereto. Any waiver by IBM Credit of any Default by the Customer under this Agreement or any of the Other Documents shall not waive or affect any other Default by the Customer under this Agreement or any of the Other Documents, whether such Default is prior or subsequent to such other Default and whether of the same or a different type. None of the undertakings, agreements, warranties, covenants, and representations of the Customer contained in this Agreement or the Other Documents and no Default by the Customer shall be deemed waived by IBM Credit unless such waiver is in writing signed by an authorized representative of IBM Credit.

10.6 Severability. If any provision of this Agreement or the Other Documents or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the Other Documents and the application of such provision to other Persons or circumstances will not be affected thereby, the provisions of this Agreement and the Other Documents being severable in any such instance.

10.7 One Loan. All Advances heretofore, now or at any time or times hereafter made by IBM Credit to the Customer under this Agreement or the Other Documents shall constitute one loan secured by IBM Credit's security interests in the Collateral and by all other security interests, liens and encumbrances heretofore, now or from time to time hereafter granted by the Customer to IBM Credit or any assignor of IBM Credit.

10.8 Additional Collateral. All monies, reserves and proceeds received or collected by IBM Credit with respect to the Collateral in possession of IBM Credit at any time or times hereafter are hereby pledged by Customer to IBM Credit as security for the payment of Customer's Obligations and shall be applied promptly by IBM Credit on account of the Customer's Obligations; provided, however, IBM Credit may release to the Customer such portions of such monies, reserves and proceeds as IBM Credit may from time to time determine, in its sole discretion.

10.9 No Merger or Novations. (A) Notwithstanding anything contained in any document to the contrary, it is understood and agreed by the Customer and IBM Credit that the claims of IBM Credit arising hereunder and existing as of the date hereof constitute continuing claims arising out of the Obligations of Customer under the AWF. Customer acknowledges and agrees that such Obligations outstanding as of the date hereof have not been satisfied or discharged and that this Agreement is not intended to effect a novation of the Customer's Obligations under the AWF.

  (B) Neither the obtaining of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the Obligations of the Customer to IBM Credit secured by this Agreement and shall not operate as a merger of any covenant in this Agreement, and the acceptance of any payment or alternate security shall not constitute or create a novation and the obtaining of a judgment or judgments under a covenant herein contained shall not operate as a merger of that covenant or affect IBM Credit's rights under this Agreement.

10.10 Paragraph Titles. The Section titles used in this Agreement and the Other Documents are for convenience only and do not define or limit the contents of any Section.

10.11 Binding Effect; Assignment. This Agreement and the Other Documents shall be binding upon and inure to the benefit of IBM Credit and the Customer and their respective successors and assigns; provided, that the Customer shall have no right to assign this Agreement or any of the Other Documents without the prior written consent of IBM Credit.

10.12 Notices. Except as otherwise expressly provided in this Agreement, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered
(A) upon receipt if deposited in the United States mails, first class mail, with proper postage prepaid, (B) upon receipt of confirmation or answerback if sent by telecopy, or other similar facsimile transmission, (C) one Business Day after deposit with a reputable overnight courier with all charges prepaid, or (D) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

  (i)  If to IBM Credit at:
       IBM Credit Corporation
       5000 Executive Parkway, Suite 450
       San Ramon, CA 94583
       Attention:  Remarketer Finance Center Manager
       Telecopy:   770-644-4816/4840

  (ii) If to Customer at:
       Compucom Systems, Inc.
       10100 North Central Expressway
       Attention:  Mr. D. L. Celoni
       Telecopy:  214-265-5449

or to such other address or number as each party designates to the other in the manner prescribed herein.

10.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

10.14 ATTACHMENT A MODIFICATIONS. IBM Credit may modify the Product Financing Period set forth in Attachment A and the Collateral Insurance Amount set forth in Attachment A from time to time, in each case, by providing Customer with a new Attachment A. Any such new Attachment A shall be effective as of the date specified in the new Attachment A.

10.15 SUBMISSION AND CONSENT TO JURISDICTION AND CHOICE OF LAW. TO INDUCE IBM CREDIT TO ACCEPT THIS AGREEMENT AND THE OTHER DOCUMENTS, THE CUSTOMER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

  (A) SUBMITS ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY OTHER AGREEMENT, OR FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND ANY FEDERAL DISTRICT COURT IN NEW YORK.

  (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREINAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

  (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO CUSTOMER AT ITS ADDRESS SET FORTH IN SECTION 10.12 OR AT SUCH OTHER ADDRESS OF WHICH IBM CREDIT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

  (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

  (E) AGREES THAT THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER DOCUMENTS SHALL BE GOVERNED BY THE LAWS (WITHOUT GIVING EFFECT TO CONFLICT OF LAW PROVISIONS) OF THE STATE OF NEW YORK.

10.16 JURY TRIAL WAIVER. EACH OF IBM CREDIT AND THE CUSTOMER HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) OF ANY TYPE IN WHICH IBM CREDIT AND THE CUSTOMER ARE PARTIES AS TO ALL MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH.

IN WITNESS WHEREOF, the Customer has read this entire Agreement, and has caused its authorized representatives to execute this Agreement and has caused its corporate seal to be affixed hereto as of the date first written above.



IBM CREDIT CORPORATION                   COMPUCOM SYSTEMS, INC.

By:  /s/ Salvatore Grasso                By: /s/ Robert J. Boutin
    ------------------------------           -------------------------

Print Name: Salvatore Grasso            Print Name: Robert J. Boutin
            ----------------------                  ------------------

Title: Mgr of Credit & Operations       Title: SVP-CFO
       ---------------------------             -----------------------

Date: 10/7/96                           Date:  9/20/96
      ----------------------------             -----------------------

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